Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is made and entered into effective as of December 31, 2008, by and between BEHRINGER HARVARD 1875 LAWRENCE, LLC, a Delaware limited liability company, (the “Borrower”) and MUTUAL OF OMAHA BANK, a federally chartered savings bank (“Lender”).

ARTICLE I

DEFINITION OF TERMS

1.1           Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

Advance:  A disbursement by Lender, whether by journal entry, deposit to Borrower’s account, check to third party or otherwise of any of the proceeds of the Loan.

Agreement:  This Loan Agreement, as the same may from time to time be amended or supplemented.

Allocations:  The items set forth in the Budget for which Advances of Loan proceeds will be made, other than the initial Advance at closing.

Approved Lease Form:  That form of lease agreement that Borrower shall utilize in leasing all or any part of the Mortgaged Property on Leases in excess of fifteen thousand (15,000) square feet of space, with Lender’s prior written consent thereto.

Approved Leases:  Bona fide new lease or renewal lease arrangements with third party tenants conforming in all respects with the requirements of the Loan Documents and, if required under the terms of the Loan Documents, with Lender’s express prior written approval thereto.

Architectural Barrier Laws:  Any and all architectural barrier laws, including, without limitation, the Americans with Disabilities Act of 1990, P.L. 101-336 as amended, or any successor thereto.

Assignment:  That certain Assignment of Rents and Leases of even date herewith executed by Borrower to Lender.

Budget:  The Budget set forth on Exhibit B attached hereto and incorporated herein by reference, for Advances other than the initial Advance at closing.

Calendar Period:  As defined in Section 3.1 hereof.

Capital Expenditures:  An Improvement listed as a capital expenditure as set forth in the Budget or as otherwise approved by Lender, such approval not to be unreasonably withheld.

Code:  The Uniform Commercial Code, as amended from time to time, in effect in the state in which the Mortgaged Property is located.

Commitment Fee:  The sum of $176,250.00 to be paid by Borrower to Lender pursuant to this Agreement.

Compliance Certificate:  A certificate to be furnished to Lender, in the form reasonably acceptable to Lender in all respects, certified by the appropriate officer of Borrower pursuant to the applicable provisions of this Agreement, certifying that as of the date thereof, among other things, (i) the Debt Coverage Ratio for the applicable Calendar Period immediately preceding the date of the certificate, and (ii) no Event of Default shall have occurred and be continuing, or if any Event of Default shall have occurred and be continuing, specifying in detail the nature and period of existence thereof and any action taken or proposed to be taken by Borrower with respect thereto.

Contested Item:  Any imposition, assessment, or mechanic’s or materialman’s lien asserted against all or any portion of the Mortgaged Property if, and so long as (i) Borrower has notified Lender of same within twenty (20) business days of obtaining knowledge thereof, (ii) Borrower shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement of collection of the same and the sale of the Mortgaged Property or any part thereof, to satisfy the same, (iii) Borrower shall have furnished to Lender a cash deposit, or an indemnity bond reasonably satisfactory to Lender with a surety reasonably satisfactory to Lender, in the amount of such imposition or lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to ensure payment of the matters under contest and to prevent any sale or forfeiture of the Mortgaged Property or any part thereof, (iv) Borrower shall promptly upon final determination thereof pay the amount of any such imposition or lien claim so determined, together with all costs, interest and penalties which may be payable in connection therewith, (v) the failure to pay such imposition or lien claim does not constitute a default under any other lien instrument, mortgage or security interest covering or affecting any part of the Mortgaged Property, and (vi) notwithstanding the foregoing, Borrower shall promptly upon request of Lender pay any such imposition or lien claim notwithstanding such contest, if in the reasonable opinion of Lender the Mortgaged Property shall be in jeopardy or in danger of being forfeited or foreclosed.  Lender may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established, or Lender shall make such cash deposit available to pay such amount as Borrower is determined to be liable for, or required to pay, and, absent an Event of Default, shall release any excess to Borrower.

Contracts:  All of the right, title, and interest of Borrower in, to, and under any and all (i)  contracts for the sale of all or any portion of the Mortgaged Property, whether such Contracts are now or at any time hereafter existing, together with all payments, earnings, income, and profits arising from sale of all or any portion of the Mortgaged Property or from the Contracts and all other sums due or to become due under and pursuant thereto; (ii) contracts, licenses, permits, and rights relating to utility services whether executed, granted, or issued by a private person or entity or a governmental or quasi-governmental agency, which are directly or indirectly related to, or connected with, the Mortgaged Property; and (iii) all other contracts which in any way relate to the design, use, enjoyment, occupancy, operation, repair, maintenance, or ownership of the Mortgaged Property (save and except any and all leases, subleases or other agreements pursuant to which Borrower is granted a possessory interest in the Land), including but not limited to engineer contracts, architect contracts, maintenance agreements, construction contracts and service contracts.

Cure Period:  As defined in Section 7.1(b) hereof.

Debt Coverage Ratio:  The definition and formula for this term is provided in Section 3.1 hereof.

Debt Service Requirements:  As defined in Section 3.1 hereof.

Debtor Relief Laws:  Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

Default Rate:  The rate of interest specified in the Note to be paid by the maker of the Note from and after the occurrence of a default in payment under the provisions of the Note and Loan Documents, not in excess of the Maximum Lawful Rate.

Disposition:  Any sale, lease (except as expressly permitted pursuant to the Loan Documents), exchange, assignment, conveyance, transfer, trade, or other disposition of all or any portion of the Mortgaged Property (or any interest therein) or all or any part, directly or indirectly, of the beneficial ownership interest in Borrower (if Borrower is a corporation, limited liability company, partnership, general partnership, limited partnership, joint venture, trust, or other type of business association or legal entity).

Environmental Indemnification Agreement:  That certain Environmental Indemnity Agreement of even date herewith executed for the benefit of Lender.

Equity Contribution:  Borrower’s equity contribution to the Mortgaged Property from the Borrower’s equity funds in an amount equal to $17,657,250.00.  All of Borrower’s required equity shall be invested at or prior to Loan closing.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended and any successor statute thereof.

Event of Default:  Any happening or occurrence described in Section 7.1 of this Agreement.

Financing Statement:  The financing statement or financing statements (on Standard Form UCC-1 or otherwise) delivered by Borrower in connection with the Loan Documents.

Fixtures:  All materials, supplies, equipment, systems, apparatus, and other items now owned or hereafter acquired by Borrower and now or hereafter attached to, installed in, or used in connection with (temporarily or permanently) any of the Improvements or the Land, together with all accessions, appurtenances, replacements, betterments, and substitutions for any of the foregoing and the proceeds thereof.

Force Majeure:  Any act of God, war, civil disturbance, acts or regulations of Governmental Authorities affecting the sale or transportation of material, supplies or labor, and strikes, lockouts and other labor disputes.

Governmental Authority:  Any and all applicable courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

Governmental Requirements:  All statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower, Guarantor or the Mortgaged Property.

Guarantor:  BEHRINGER HARVARD OPPORTUNITY REIT II, INC., a Maryland corporation.

Guaranty:  Those instruments of guaranty now or hereafter in effect from Guarantor to Lender guaranteeing the performance of, or continued compliance with, the covenants contained in the Loan Documents, or both.

Impositions:  (i) All real estate and personal property taxes, charges, assessments, standby fees, excises, and levies and any interest, costs, or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied, or imposed upon the Mortgaged Property or the ownership, use, occupancy, or enjoyment thereof, or any portion thereof, or the sidewalks, streets, or alleyways adjacent thereto; (ii) any charges, fees, license payments, or other sums payable for or under any easement, license, or agreement maintained for the benefit of the Mortgaged Property; (iii) water, gas, sewer, electricity, and other utility charges and fees relating to the Mortgaged Property; and (iv) assessments and charges arising under any subdivision, condominium, planned unit development, or other declarations, restrictions, regimes, or agreements affecting the Mortgaged Property.

Impositions Reserve:  As defined in Section 6.5 hereof.

Improvements:  Any and all additions, alterations, or repairs, now or at any time hereafter situated, placed, or constructed upon the Land, or certain site improvements to the Land, and the approximately 186,000 square foot office building located on the Land.

Indebtedness:  (i) The principal of, interest on, or other sums evidenced by the Note or the Loan Documents; (ii) any other amounts, payments, or premiums payable under the Loan Documents; (iii) such additional sums, with interest thereon, as may hereafter be borrowed from Lender, its successors or assigns, by the then record owner of the Mortgaged Property, when evidenced by a promissory note which, by its terms, is secured hereby (it being contemplated by Borrower and Lender that such future indebtedness may be incurred); and (iv) any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements, and extensions of any of the foregoing, it being contemplated by Borrower and Lender that Borrower may hereafter become indebted to Lender in further sum or sums.

Insured Casualty:  As defined in Section 6.3 hereof.

Land:  The real property or interest therein described in Exhibit A attached hereto and incorporated herein by this reference, together with all right, title, interest, and privileges of Borrower in and to (i) all streets, ways, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to such real property or the Improvements thereon; (ii) any strips or gores of real property between such real property and abutting or adjacent properties; (iii) all water and water rights, timber, crops, pertaining to such real property; and (iv) all appurtenances and all reversions and remainders in or to such real property.

Leases:  Any and all leases, master leases, subleases, licenses, concessions, or other agreements (written or oral, now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use, all or any part of the Mortgaged Property, together with all security and other deposits or payments made in connection therewith.

Lease Schedule:  That certain Lease Schedule showing tenants and rent payable, including escalations, term, and other material provisions attached hereto as Exhibit C and as modified from time to time upon written approval from Lender.

Leasing Commissions:  The reasonable and customary commissions paid to a real estate broker licensed in the state where the Mortgaged Property is located in connection with an Approved Lease, pursuant to commission agreements containing such terms and provisions including, without limitation, the timing of the payment of the commission, as are then prevailing between third party, unaffiliated owners and brokers for comparable leases of space at properties similar to the Mortgaged Property in the market area in which the Mortgaged Property is located.

Legal Requirements:  Any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to Borrower, any Guarantor or the Mortgaged Property.

Lien Instrument:  The Mortgage (or Deed of Trust) of even date herewith pursuant to which Borrower mortgages the Mortgaged Property to secure the Loan.

Loan:  The loan evidenced by the Note and governed by this Agreement.

Loan Amount: The lesser of (i) $23,500,000.00, or (ii) 60% of the fair market value of the Mortgaged Property, as indicated by the appraisal described in Section 3.1 hereof.

Loan Documents:  The Note, the Lien Instrument, this Agreement, the Security Agreement, the Financing Statement, the Guaranty, the Assignment, the Environmental Indemnification Agreement and any and all other documents now or hereafter executed by Borrower, Guarantor, or any other person or party in connection with the Loan, the indebtedness evidenced by the Note, or the covenants contained in this Agreement.

Loan-to-Value Ratio: The quotient of (a) the Outstanding Principal Balance, divided by (b) the “as stabilized” fair market value of the Mortgaged Property as indicated by an appraisal prepared by an appraiser acceptable to Lender and presented and based upon such standards as may be required by Lender.

Material Adverse Effect:  Any material and adverse effect on (i) the operations, results of operations, capitalization or liquidity of Borrower or Guarantor, (ii) the value of the Mortgaged Property, or (iii) the validity, enforceability or binding effect of any of the Loan Documents.

Maturity Date:  Means the Original Maturity Date, subject, however, to any extension,  right of acceleration as herein provided, and as provided elsewhere in the Loan Documents.

Maximum Lawful Rate:  The rate utilized by Lender pursuant to either (i) the usury ceiling from time to time in effect as provided in Texas law, or (ii) United States federal law for the purpose of determining the maximum lawful rate allowed by applicable laws, not to exceed eighteen percent (18%) per annum.

Mortgaged Property:  The Land, Fixtures, Improvements, Personalty, Contracts, Leases, Rents and Reserves, and any interest of Borrower now owned or hereafter acquired in and to the Land, Fixtures, Personalty, Contracts, Leases, Rents, and Reserves, together with any and all other security and collateral of any nature whatsoever, now or hereafter given by Borrower for the repayment of the Indebtedness or the performance and discharge of the Obligations.  As used in this Agreement, the term “Mortgaged Property” shall be expressly defined as meaning all or, where the context permits or requires any portion of the above or, any interest therein.

Note:  That certain Promissory Note dated as of even date herewith in the principal sum of the Loan Amount (together with all renewals and extensions thereof) executed and delivered by Borrower payable to the order of Lender, evidencing the Loan.

Obligations:  Any and all of the covenants, conditions, warranties, representations, and other obligations made or undertaken by Borrower to Lender under the Loan Documents.

Original Maturity Date:  That day that is four (4) years from the date hereof.

Outstanding Principal Balance: The amount of principal then advanced and outstanding and payable from Borrower to Lender in accordance with the Note.

Patriot Act:  The USA Patriot Act Title III of Pub. L.107-56 (signed into law October 26, 2001).

Permitted Disposition:  (i) The sale, transfer or exchange of any portion of the Land for which Lender executes and delivers a release of lien, (ii) the leasing of any portion of the Land and Improvements pursuant to a Lease permitted under the Loan Documents, and (iii) a transfer of a beneficial interest in Borrower or Borrower’s member or members, by any person or entity holding such an interest to any other affiliated person or entity holding such an interest or in the case of Borrower’s member or members, to any unaffiliated person or entity, so long as Borrower remains under the control of Guarantor, and Guarantor retains ownership, directly or indirectly, of at least eighty percent (80%) of the membership interests in Borrower.

Permitted Exceptions:  The exceptions to title reflected in the Title Insurance issued by the Title Company to Lender.

Personalty:  All of the right, title, and interest of Borrower in and to, (i) all building and construction materials and equipment; (ii) furniture, furnishings, equipment, machinery, goods (including, but not limited to, crops, farm products, timber and timber to be cut); (iii) general intangibles (including payment intangibles), money, insurance proceeds, accounts, contract and subcontract rights, trademarks, trade names, inventory, monetary obligations, chattel paper (including electronic chattel paper), investment property, instruments, documents, letter of credit rights, and commercial tort claims; (iv) all refundable, returnable, or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Borrower with any governmental agencies, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable, or reimbursable tap fees, utility deposits, commitment fees and development costs, any awards, remunerations, reimbursements, settlements, or compensation heretofore made or hereafter to be made by any Governmental Authority pertaining to the Land, Improvements, Fixtures, Contracts, or Personalty, including but not limited to those for any vacation of, or change of grade in, any streets affecting the Land or the Improvements and those for municipal utility district or other utility costs incurred or deposits made in connection with the Land; and (v) all other personal property of any kind or character as defined in and subject to the provisions of the Code (Article 9 - Secured Transactions); any and all of which are now owned or hereafter acquired by Borrower, and which are now or hereafter situated in, on, or about the Land or the Improvements, or used in or necessary to the complete and proper planning, development, construction, financing, use, occupancy, or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use in or on the Land or the Improvements, together with all accessions, replacements, and substitutions thereto or therefor and the proceeds thereof.

Regulatory Authority:  As defined in Section 2.5 hereof.

Rents:  All of Borrower’s right title and interest in and to the rents, revenues, income, proceeds, profits, security and other types of deposits (after Borrower acquires title thereto), and other benefits paid or payable by parties to the Contracts or Leases, other than Borrower, for using, leasing, licensing, possessing, operating from, residing in, selling, or otherwise enjoying all or any portion of the Mortgaged Property.

Repairs:  All capital improvements, repairs and replacements performed at the Mortgaged Property, including, but not limited to, the performance of work to the roofs, chimneys, gutters, downspouts, paving, curbs, ramps, driveways, balconies, porches, patios, exterior walls, exterior doors and doorways, windows, carpets, appliances, fixtures, elevators and mechanical and HVAC equipment.

Reserves:  As defined in Section 2.6 and Section 6.6 hereof.

Restoration Casualty:  As defined in Section 6.3 hereof.

Security Agreement:  The Security Agreement shall mean all security agreements, whether contained in the Lien Instrument, this Agreement, a separate security agreement or otherwise creating a security interest in all personal property and fixtures of Borrower (including replacements, substitutions and after-acquired property) now or hereafter located in or upon the Land or Improvements, or used or intended to be used in the operation thereof, to secure the Loan.

Special Account:  An account established by Borrower with Lender (in which Borrower shall at all times maintain a minimum balance of $1,000.00) into which all Advances made directly to Borrower will be deposited.

Subordinate Mortgage:  Any mortgage, lien instrument, pledge, lien (statutory, constitutional, or contractual), security interest, encumbrance or charge, or conditional sale or other title retention agreement, covering all or any portion of the Mortgaged Property executed and delivered by Borrower, the lien of which is subordinate and inferior to the lien of the Lien Instrument.

Tenant Improvements:  The construction or modification of improvements on or installation of fixtures or equipment in the Mortgaged Property, not to exceed Twenty and No/100 Dollars ($20.00) per square foot unless otherwise agreed to by Lender, not to be unreasonably withheld, as required to be performed by Borrower pursuant to the terms of any lease which is either (i) an Approved Lease, or (ii) approved in writing by Lender.

Tenant Improvements and Leasing Commissions Advance:  An Advance related to Tenant Improvements or Leasing Commissions, which is to be made at the time Borrower satisfies the conditions set forth in Sections 3.1 and 3.2.

Title Company:  The Title Company (and its issuing agent, if applicable) issuing the Title Insurance, which shall be acceptable to Lender in its sole and absolute discretion.

Title Insurance:  One or more title insurance commitments, binders or policies, as Lender may require, issued by the Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if and as required by Lender, equal to the Loan Amount insuring that the Lien Instrument constitutes a valid first and prior lien covering the Land and Improvements subject only to those exceptions which Lender may approve.

ARTICLE II

THE LOAN

2.1           Agreement to Lend.  Lender hereby agrees to lend up to but not in excess of the Loan Amount to Borrower, and Borrower hereby agrees to borrow such sum from Lender, all upon and subject to the terms and provisions of this Agreement, such sum to be evidenced by the Note.  No principal amount repaid by Borrower may be reborrowed by Borrower.  Borrower’s liability for repayment of the interest on account of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed to Borrower pursuant to the terms of this Agreement and the Note and only from the date or dates of such disbursements.  Lender may, in Lender’s discretion, disburse Loan proceeds by journal entry to pay interest and financing costs and disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrower pursuant to this Agreement.  Loan proceeds disbursed by Lender by journal entry to pay interest or financing costs, and Loan proceeds disbursed directly by Lender to pay costs or expenses required to be paid by Borrower pursuant to this Agreement, shall constitute Advances to Borrower.

2.2           Advances.  Other than the initial Advance for acquisition costs, the purposes for which Loan proceeds are allocated and the respective amounts of such Allocations are set forth in the Budget.

2.3           Allocations.  Except as may otherwise be provided in the Loan Documents, the Allocations shall be disbursed only for the purposes set forth in the Budget.  Except as Lender may otherwise consent (not to be unreasonably withheld), Lender shall not be obligated to make an Advance for an Allocation set forth in the Budget to the extent that the amount of the Advance for such Allocation would, when added to all prior Advances for such Allocation, exceed the total of such Allocation as set forth in the Budget.

2.4           Limitation on Advances.  To the extent that Loan proceeds disbursed by Lender pursuant to the Allocations are insufficient to pay all costs required for the Mortgaged Property, Borrower shall pay such excess costs with funds derived from sources other than the Loan.  Under no circumstances shall Lender be required to disburse any proceeds of the Loan in excess of the Loan Amount.

2.5           Loan Limitation.  In the event that, as a result of the occurrence of a Material Adverse Effect, any appraisal is required or desired by Lender, or any other governmental entity or quasi-governmental entity which has the authority and power to regulate the business and other activities of Lender (“Regulatory Authority”), Borrower shall, within sixty (60) days following a request therefor by Lender, furnish to Lender (at Borrower’s sole cost and expense) an appraisal in form, substance and by an appraising firm reasonably acceptable to Lender and, if applicable, the Regulatory Authority requiring such appraisal pursuant to this Section; provided that Borrower shall not be required to furnish more than one (1) such test appraisal in any calendar year.  In the event Borrower should fail to timely provide an acceptable appraisal of the Mortgaged Property at Borrower’s cost and expense, Lender shall further be entitled, at any time, to obtain an appraisal on its own, at Borrower’s expense, and any such appraisal obtained by Lender may be utilized by Lender (even in lieu of other available appraisals) to undertake the loan-to-value calculations described herein.

2.6           Budgeted Reserves.  The Budget shall reflect that, of the Loan Amount, funds may be advanced hereunder for (i) Capital Expenditures, and for (ii) Tenant Improvement and Leasing Commissions (the “Tenant Improvement/Leasing Commission Costs”).  The Capital Expenditures and Tenant Improvement/Leasing Commission Costs, and the cost items in the Budget that are not advanced, may hereinafter be referred to collectively as the “Reserves”.  The amount in each of the Reserve accounts and the disbursal of funds from each of the Reserve accounts is subject to the approval of the Lender as set forth herein.

ARTICLE III

ADVANCES

3.1                                 Conditions to Advance.  The obligation of Lender to make the initial Advance hereunder, is subject to the prior or simultaneous occurrence of each of the following conditions:

(a)                                  Lender shall have received from Borrower all of the Loan Documents duly executed by Borrower and by Guarantor, as applicable;

(b)                                 Lender shall have received certified copies of resolutions of Borrower, if Borrower is a corporation, or a certified copy of a consent of partners or members, if Borrower is a partnership or limited liability company, authorizing execution, delivery and performance of all of the Loan Documents and authorizing the borrowing hereunder, along with such certificates of existence, certificates of good standing and other certificates or documents as Lender may reasonably require to evidence Borrower’s authority;

(c)                                  Lender shall have received (i) true copies of all organizational documents of Borrower, including all amendments or supplements thereto, (ii) if Borrower is a legal entity other than a corporation, true copies of all organizational documents of any constituent party, and (iii) such certificates or other documents as Lender may reasonably require to evidence Borrower’s authority;

(d)                                 Lender shall have received evidence that the Mortgaged Property is not located within any designated flood plain or special flood hazard area; or evidence that Borrower has applied for and received flood insurance covering the Mortgaged Property in the amount of the Loan or the maximum coverage available to Lender;

(e)                                  Lender shall have received evidence of compliance with all Governmental Requirements with requirements relative thereto;

(f)                                    Lender shall have received a full-size, single sheet copy of all recorded subdivision or plat maps of the Land approved by all Governmental Authorities, an as-built survey in compliance with Lender’s requirements, and legible copies of all instruments representing exceptions to the state of title to the Mortgaged Property;

(g)                                 Lender shall have received the Title Insurance in the amount equal to the Loan Amount;

(h)                                 Borrower shall have provided the Equity Contribution;

(i)                                     Lender shall have received payment of the Commitment Fee;

(j)                                     Lender shall have received from Borrower such other instruments, evidence and certificates as Lender may reasonably require, including the items indicated below:  (1) evidence that all the streets furnishing access to the Mortgaged Property have been dedicated to public use and installed and accepted by applicable Governmental

Authorities; (2) evidence satisfactory to Lender showing the availability of all necessary utilities at the boundary lines of the Land, including sanitary and storm sewer facilities, potable water, telephone, electricity, gas, and municipal services; (3) an opinion of counsel for Borrower, which opinion shall be reasonably satisfactory to Lender; (4) a current financial statement of Borrower certified by a duly authorized representative of Borrower; (5) financial statements of each Guarantor; (6) an environmental site assessment report with respect to the Mortgaged Property prepared by a firm of engineers approved by Lender, which report shall be satisfactory in form and substance to Lender, certifying that there is no evidence that any Hazardous Substance (as defined in the Environmental Indemnification Agreement) have been generated, treated, stored or disposed of on any of the Mortgaged Property and none exists on, under or at the Mortgaged Property and a report of the condition of the Property and Improvements, acceptable to Lender (“Property Condition Report”); (7) an appraisal of the Mortgaged Property, ordered and received by Lender, at Borrower’s expense, prepared by an appraiser acceptable to Lender and presented and based upon such standards as may be required by Lender; and (8) the insurance required under Section 5.6 hereof;

(k)                                  Borrower will furnish Lender, in accordance with the terms and conditions of this Agreement and at Borrower’s expense, a survey prepared by a registered engineer or surveyor acceptable to Lender, showing that the locations of the Improvements, and certifying that same are entirely within the property lines of the Land, do not encroach upon any easement, setback or building line or restrictions, are placed in accordance with the Plans, all Governmental Requirements and all restrictive covenants affecting the Land and Improvements, and showing no state of facts objectionable to Lender. All surveys shall be in form and substance and from a registered public surveyor acceptable to Lender.

(l)                                     If requested, Lender shall have received a Compliance Certificate or other written evidence being provided by Borrower and reasonably satisfactory to Lender indicating the Debt Coverage Ratio with respect to the Mortgaged Property for a designated three (3) calendar month Calendar Period.

The following terms define the Debt Coverage Ratio are as follows:

(1)                                  Calculation.  The Debt Coverage Ratio calculation shall be undertaken for the three (3) month period (such periods being herein referred to as a “Calendar Period”).  The term “Debt Coverage Ratio” means Net Operating Income (hereinafter defined) for a Calendar Period divided by Debt Service Requirements (hereinafter defined) with respect to such same Calendar Period.  Borrower shall provide written evidence and documents to Lender indicating the calculations and backup information for the Debt Coverage Ratio for the Calendar Period.  Lender shall be entitled to request and require such backup documentation as may be required by Lender in order to satisfy itself as to the correct calculation of the Debt Coverage Ratio for the Calendar Period.

(2)                                  Debt Service Requirements. The term “Debt Service Requirements” shall mean all principal and interest payments which would be owing during such Calendar Period based upon a hypothetical payment schedule calculated using (i) the Outstanding

Principal Balance, (ii) an interest rate equal to the actual interest rate borne on the Indebtedness during the Calendar Period, and (iii) a level-payment amortization schedule of twenty-five (25) years.

(3)                                  Net Operating Income.  The term “Net Operating Income” shall mean, for each applicable Calendar Period, the difference of (i) Gross Income less (ii) Operating Expenses, determined on a generally accepted accounting principles basis of accounting except as otherwise provided herein.  As used herein, the following terms shall have the respective meanings set forth below.

(4)                                  Gross Income.  The term “Gross Income” for each Calendar Period shall mean rentals, revenues and other cash forms of consideration, received by, or paid to or for the account of or for the benefit of, Borrower resulting from or attributable to the operation, leasing and occupancy of the Mortgaged Property, determined on a cash basis (except as specified herein), including, but not limited to, the following: (i) rents by any lessees or tenants of the Mortgaged Property (net of any concessions); (ii) rents and receipts received by or for the benefit of Borrower with respect to the full or partial reimbursement of Operating Expenses from any lessee or tenant of the Mortgaged Property; (iii) proceeds received by or for the benefit of Borrower in connection with any rental loss or business interruption insurance with respect to the Mortgaged Property;  and (iv) any other fees or rents collected by, for or on behalf of Borrower with respect to the leasing and operation of the Mortgaged Property; and (vi) interest, if any, earned by Borrower on security and other type deposits of and advance rentals paid by, any lessees or tenants of the Mortgaged Property.

Notwithstanding anything included within the above definition of Gross Income, there shall be excluded from Gross Income the following:  (i) any security or other deposits of lessees and tenants, unless and until the same actually are either applied to actual rentals owed; (ii) any security and other type deposits and advance rentals, relating to the Mortgaged Property which have been forfeited (and not applied to actual rentals owed) or other non-recurring income; (iii) the proceeds of any financing or refinancing with respect to all or any part of the Mortgaged Property; (iv) the proceeds of any sale or other capital transaction (excluding leases for occupancy purposes only) of all or any portion of the Mortgaged Property; (v) any insurance or condemnation proceeds paid with respect to the Mortgaged Property, except for rental loss or business interruption insurance; (vi) any insurance and condemnation proceeds applied in reduction of the principal of the Note in accordance with the terms of the Lien Instrument or the other Loan Documents; provided, however, nothing set forth herein shall in any manner imply Lender’s consent to a sale, refinancing or other capital transaction; and (vii) any Gross Income related to a tenant who is not paying Rents as of the date of a Debt Coverage Ratio calculation, unless a replacement tenant is in place and paying Rents.

(5)                                  Operating Expenses.  The term “Operating Expenses” shall mean those amounts actually incurred and paid with respect to the ownership, operation, management, leasing and occupancy of the Mortgaged Property, determined using generally accepted accounting principles, except as otherwise specified herein, including, but not limited to, any and all of the following (but without duplication of any item):

(i)                                     real property taxes calculated on an accrual basis (and not on the cash basis) of accounting for the Calendar Period; such accrual accounting for ad valorem taxes shall be based upon taxes actually assessed for the current calendar year, or if such assessment for the current calendar year has not been made, then until such assessment has been made (and with any retroactive adjustments for prior calendar months as may ultimately be needed when the actual assessments has been made) ad valorem taxes for the Calendar Period shall be estimated based on the last such assessment for the Mortgaged Property; (ii) foreign, U.S., state and local sales, use or other taxes, except for taxes measured by net income; (iii) special assessments or similar charges against the Mortgaged Property not paid by lessees or tenants; (iv) costs of utilities, air conditioning and heating for the Mortgaged Property to the extent not directly paid by lessees or tenants; (v) maintenance and repair costs for the Mortgaged Property; (vi)  management fees at the lesser of (a) three percent (3.00%) of the Gross Income for each applicable calendar month, and (b) actual management fees paid for such period; (vii) all salaries, wages and other benefits to “on-site” employees of Borrower or, to the extent paid separately by Borrower (in addition to management fees), Borrower’s property manager (excluding all salaries, wages and other benefits of officers and supervisory personnel, and other general overhead expenses of Borrower and Borrower’s property manager) employed in connection with the leasing, maintenance and management of the Mortgaged Property; (viii) insurance premiums calculated on an accrual basis (and not on the cash basis) of accounting for the Calendar Period; such accrual accounting for insurance premiums shall be based upon the insurance premiums for the Mortgaged Property which was last billed to Borrower, adjusted to an annualized premium if necessary; (ix) to the extent payable by Borrower, outside accounting and audit fees and costs and administrative expenses in connection with the direct operation and management of the Mortgaged Property; and (x) any payments, and any related interest thereon, to lessees or tenants of the Mortgaged Property with respect to security deposits or other deposits required to be paid to tenants but only to the extent any such security deposits and related interest thereon have been previously included in Gross Income.

Notwithstanding anything to the contrary as being included in the definition of Operating Expenses, there shall be excluded from Operating Expenses the following:  (i) depreciation and any other non-cash deduction allowed to Borrower for income tax purposes; (ii) those costs relating to capital expenditures, Leasing Commissions and Tenant Improvements Costs; (iii) any and all principal, interest or other costs paid under or with respect to the Note or Loan.

3.2                                 Capital Expenditure, Tenant Improvement and Leasing Commissions Advances.  The obligation of Lender to make each Capital Expenditure, Tenant Improvement and Leasing Commission Advance, as listed on Exhibit B attached hereto, or as otherwise approved by Lender in accordance with this Agreement, shall be subject to the simultaneous occurrence or satisfaction of each of the following conditions:

(a)                                  Satisfaction, as of the date of the initial Advance hereunder, of each of the conditions contained in Section 3.1 hereof;

(b)                                 With respect to an Advance to pay for Capital Expenditures or Tenant Improvements, Borrower shall provide evidence reasonably satisfactory to Lender (including, if requested by Lender, access to the Mortgaged Property for the purpose of inspecting the work done, at Borrower’s reasonable expense) that the Capital Expenditures or Tenant Improvements, or such portion thereof, for which the Advance is being requested have been completed in accordance with Section 3.2 (i), (j) and (k) hereof;

(c)                                  With respect to an Advance to pay for Capital Expenditures or Tenant Improvements, Borrower shall submit to Lender copies of invoices for which the Advance is being requested, and if required by Lender, shall also submit waivers of lien for amounts previously received;

(d)                                 With respect to an Advance to pay for Capital Expenditures or Tenant Improvements, Borrower shall execute and deliver to Lender a certificate (in form and substance reasonably satisfactory to Lender) that the Capital Expenditures or Tenant Improvements covered by the applicable Advance comply with, and have fully satisfied, the terms and provisions of Section 3.2 hereof;

(e)                                  With respect to a final Advance to pay for Tenant Improvements and is relative to an Approved Lease, Borrower shall provide Lender with a copy of any and all applicable permanent certificates of occupancy and other governmental permits, if any be required, issued by applicable governmental authorities, which certificates and permits allow the tenant to open for business as contemplated under such lease;

(f)                                    With respect to a final Advance to pay for Tenant Improvements and is relative to an Approved Lease, Borrower shall provide Lender with (1) an original estoppel certificate executed by the tenant under the Approved Lease for which such request relates, stating that such tenant has accepted the Tenant Improvements, and that, to such tenant’s knowledge, there are no defaults under such lease (nor does there exist any event or conditions, which with the passage of time or the giving of notice, or both, could result in such a default) and for tenant’s obligation for payment of rent by the tenant under the terms and conditions of the Approved Lease, and (2) if required by Lender, an original subordination, non-disturbance and attornment agreement in form reasonably acceptable to Lender executed by the tenant under the Approved Lease in favor of Lender;

(g)                                 With respect to an Advance to pay any portion of the Leasing Commissions, Borrower shall provide evidence as reasonably requested by Lender that such Leasing Commissions are then due and payable or have been properly paid, and such additional documents, certificates and affidavits as Lender may reasonably request;

(h)                                 Notwithstanding any provision to the contrary, Loan proceeds disbursed with respect to any Approved Lease (i) for Tenant Improvements shall be an amount not to exceed, under any circumstances, the reasonable costs and expenses actually incurred by Borrower; and (ii) for Leasing Commissions shall be an amount not to exceed, under any circumstances, the commission actually incurred by Borrower which is reasonable and customary for a licensed real estate broker in the market area in which the Mortgaged Property is located;

(i)                                     With respect to an Advance to pay for Tenant Improvements, Borrower shall construct and complete all Tenant Improvements in accordance with the Approved Leases to which they relate.  Borrower or tenant shall pay for and obtain or cause to be paid for and obtained all permits, licenses and approvals required by all applicable laws with regard to the Tenant Improvements, whether necessary for commencement, completion, use or otherwise;

(j)                                     With respect to an Advance to pay for Capital Expenditures or Tenant Improvements, Borrower shall perform or cause to be performed all work in connection with the Improvements or Tenant Improvements in a good and workmanlike manner, in compliance with all applicable laws (including, without limitation, any and all applicable life safety laws, environmental laws and laws for the handicapped and/or disabled) and, with respect only to those leases requiring Lender approval, with the plans approved (in writing) by Lender covering Tenant Improvements exceeding an aggregate amount greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), which performance by Borrower shall be without regard to the sufficiency of the amount of the proceeds of the Loan available and allocated for Tenant Improvement and Leasing Commissions;

(k)                                  With respect to an Advance for Capital Expenditures or Tenant Improvements, Borrower covenants and agrees that Improvements or Tenant Improvements shall be constructed, installed or completed, as applicable, free and clear of any and all liens (including mechanic’s, materialman’s or other liens), claims and encumbrances whatsoever, except for a Contested Item; and

(l)                                     Borrower shall provide such additional documents, certificates and affidavits as Lender may reasonably require.

3.3                                 Advance Not A Waiver.  No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions of Lender’s obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default.

3.4                                 Advance Not An Approval.  The making of any Advance or part thereof shall not be deemed an approval or acceptance by Lender of the work theretofore done.  Lender shall have no obligation to make any Advance or part thereof after the happening and during the continuance of any Event of Default, but shall have the right and option so to do; provided that if Lender elects to make any such Advance, no such Advance shall be deemed to be either a waiver of the right to demand payment of the Loan, or any part thereof, or an obligation to make any other Advance.

3.5                                 Time and Place of Advances.  All Advances are to be made at the office of Lender, or at such other place as Lender may designate; and Lender shall require ten (10) days prior notice in writing before the making of any such Advance.  Unless specifically approved by Lender, Lender shall not be obligated to undertake any Advance hereunder more than twice in any 30-day period.  Except as set forth in this Agreement, all Advances are to be made by direct deposit into the Special Account.  In the event Borrower shall in any manner be deprived of Borrower’s interests in and to the Land, Lender may, at Lender’s option but without any obligation to do so, continue to make Advances under this Agreement, and subject to all its terms and conditions, to such person or persons as may succeed to Borrower’s title and interest and all sums so disbursed shall be deemed Advances under this Agreement and secured by the Lien Instrument and all other liens or security interests securing the Loan.

3.6                                 No Third Party Beneficiaries.  The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any materialmen, subcontractors, contractors, laborers or others for goods and materials supplied or work and labor furnished in connection with the construction of the Improvements or for debts or claims accruing to any such persons or entities against Borrower.  Lender shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrower and any of Borrower’s other contractors or subcontractors.  Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees, in favor of any contractor, subcontractor, supplier of labor or materials, or any of their respective creditors, or any other person or entity other than Borrower.  Without limiting the generality of the foregoing, Advances made to any contractor, subcontractor or supplier of labor or materials, pursuant to any requests for Advances, whether or not such request is required to be approved by Borrower, shall not be deemed a recognition by Lender of a third-party Borrower status of any such person or entity.

3.7                                 Extension Option.  Borrower shall have the option to request one (1) extension of twelve (12) months from the Original Maturity Date, upon sixty (60) days prior written notice to Lender, before the Original Maturity Date, subject to the following conditions: (i) there shall be no Event of Default and no event, but for the passage of time or notice given by the Lender, would constitute an Event of Default; (ii) the Debt Coverage Ratio set forth in Section 3.1(l) shall have been calculated and reflect a Debt Service Requirement at a ratio of 1.25 to 1.00 and at an interest rate of the greater of seven percent (7%) per annum or the then current 10-year Treasury Note Rate plus two and one-half percent (2.50%), based on a twenty-five (25) year amortization; (iii) the then current Loan to Value Ratio shall be less than sixty percent (60%); and (iv) Borrower pays to Lender an extension fee equal to one-quarter of one percent (0.25%) of the amount of the Loan.  Borrower shall also be responsible for all costs, fees and expenses incurred in the execution and delivery of the extension agreements, including, but not limited to, attorney’s fees and title insurance premiums.

ARTICLE IV

WARRANTIES AND REPRESENTATIONS

Borrower hereby unconditionally warrants and represents to Lender, as of the date hereof and at all times during the term of the Agreement, as follows:

4.1                                 Organization and Power.  If Borrower is a corporation, general partnership, limited partnership, joint venture, trust, limited liability company or other type of business association, as the case may be, Borrower, if any, (i) is either a corporation duly incorporated with a legal status separate from its affiliates, or a partnership or trust, joint venture or other type of business association duly organized, validly existing, and in good standing under the laws of the state of its formation or existence, and has complied with all conditions prerequisite to its doing business in the state in which the Mortgaged Property is located, and (ii) has all requisite power and all governmental certificates of authority, licenses, permits, qualifications, and documentation to own, lease, and operate its properties and to carry on its business as now being, and as proposed to be, conducted.

4.2                                 Validity of Loan Documents.  The execution, delivery, and performance by Borrower of the Loan Documents, (i) if Borrower, or any signatory who signs on its behalf, is a corporation, general partnership, limited partnership, joint venture, trust, or other type of business association, as the case may be, are within Borrower’s powers and have been duly authorized by Borrower’s board of directors, shareholders, partners, venturers, trustees, or other necessary parties, and all other requisite action for such authorization has been taken, (ii) have received any and all requisite prior governmental approvals in order to be legally binding and enforceable in accordance with the terms thereof, and (iii) will not violate, be in conflict with or constitute (with due notice or lapse of time, or both) a default under or violation of any Legal Requirement or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of Borrower’s or Guarantor’s property or assets, except as contemplated by the provisions of the Loan Documents.  The Loan Documents constitute the legal, valid, and binding obligations of Borrower, Guarantor, and others obligated under the terms of the Loan Documents, enforceable in accordance with their respective terms.

4.3                                 Information.  All information, financial statements, reports, papers, and data given or to be given to Lender with respect to Borrower or Guarantor or the Mortgaged Property (to Borrower’s knowledge, if prepared by an unaffiliated third party) are, or at the time of delivery will be, taken as a whole, accurate, complete, and correct in all material respects and do not, or will not, omit any fact, the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.  Since the date of the financial statements of Borrower or any Guarantor heretofore furnished to Lender, no Material Adverse Effect has occurred, and except as heretofore disclosed in writing to Lender, neither Borrower nor Guarantor has incurred any material liability, direct or indirect, fixed or contingent.

4.4                                 Business Purposes.  The loan evidenced by the Note is solely for the purpose of carrying on or acquiring the business of Borrower, and is not for personal, family, household, or agricultural purposes.

4.5                                 Mailing Address.  Borrower’s mailing address, as set forth herein or as changed pursuant to the provisions hereof, is true and correct.

4.6                                 No Reliance on Lender.  Borrower is experienced in the ownership and operation of properties similar to the Mortgaged Property, and Borrower and Lender have and are relying solely upon Borrower’s expertise and business plan in connection with the construction of the Improvements and ownership and operation of the Mortgaged Property.  Borrower is not relying on Lender’s expertise or business acumen in connection with the Mortgaged Property.

4.7                                 No Litigation.  To the best of Borrower’s knowledge, after due investigation and inquiry, there are no (i) actions, suits, or proceedings, at law or in equity, before any Governmental Authority or arbitrator pending or threatened against or affecting Borrower, Guarantor or involving the Mortgaged Property; (ii) outstanding or unpaid judgments against Borrower, any Guarantor or the Mortgaged Property; or (iii) defaults by Borrower with respect to any order, writ, injunction, decree, or demand of any Governmental Authority or arbitrator.

4.8                                 Governmental Requirements.  To the best of Borrower’s knowledge after investigation and due inquiry, except as disclosed on the Property Condition Report, no violation of any Governmental Requirements exists or will exist with respect to the Mortgaged Property and neither Borrower nor the Guarantor are, nor will they be, in default with respect to any Governmental Requirements.

4.9                                 Utility Services.  All utility services of sufficient size and capacity necessary for the Improvements and the use thereof for their intended purposes are available, including potable water, storm and sanitary sewer, gas, electric and telephone facilities.

4.10                           Access.  All roads necessary for the full utilization of the Improvements for their intended purposes that are related to the access of the Land have been completed and have been dedicated to the public use and accepted by the appropriate Governmental Authority.

4.11                           No Commencement.  No steps have been taken, nor has any contract or other agreement for construction thereon been entered into, for furnishing materials for such construction or for any other purpose, the performance of which by the other party thereto would give rise to a lien on the Land.

4.12                           Financial Statements.  Each financial statement of Borrower or Guarantor delivered heretofore, concurrently herewith or hereafter to Lender was and will be prepared in conformity with generally accepted accounting principles or another basis approved by Lender in writing, applied on a basis consistent with that of previous statements and fairly disclose the financial condition of Borrower or Guarantor, as the case may be, (including all contingent liabilities) as of the date thereof and for the period covered thereby, and there has been no material adverse change in either Borrower’s or Guarantor’s financial condition subsequent to the date of the most recent financial statement of Borrower or Guarantor delivered to Lender.

4.13                           Disclaimer of Future Financing.  Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the term of the Loan past its stated maturity date or to provide Borrower with any future financing, except as set forth herein.

4.14                           ERISA.  Neither Borrower, nor any of Borrower’s Constituent Parties are an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of such parties do not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

4.15                           Indebtedness, Operations and Fundamental Changes of Borrower.  Borrower: (a) has not incurred any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Indebtedness, and (ii) trade payables or accrued expenses incurred in the ordinary course of business of operating the Mortgaged Property; no debt whatsoever may be secured (senior, subordinate or pari passu) by the Mortgaged Property except the Indebtedness;  (b) has not made any loans or advances to any third party (including any member, manager, general partner, principal or affiliate of Borrower, or any Guarantor); (c) is solvent and is able to pay its debts from its assets as the same shall become due; (d) has done all things necessary to preserve its existence and corporate and partnership formalities; (e) has maintained its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (f) has, and any manager or general partner of Borrower has, at all times since their respective formation, observed all legal and customary formalities regarding their respective formation; and (g) does not hold itself out to be responsible for the debts and obligations of any other person.

ARTICLE V

COVENANTS OF BORROWER

Borrower hereby unconditionally covenants and agrees with Lender, until the Loan shall have been paid in full and the lien of the Lien Instrument shall have been released, as follows:

5.1                                 Payment and Performance.  Borrower will pay the Indebtedness as and when specified in the Loan Documents, and will perform and discharge all of the Obligations, in full and on or before the dates same are to be performed.

5.2                                 Existence.  Borrower will preserve and keep in full force and effect its existence (separate and apart from its affiliates), rights, franchises, and trade names.

5.3                                 Compliance with Legal Requirements.  Borrower will promptly and faithfully comply with, conform to, and obey, in all material respects, all Legal Requirements, whether the same shall necessitate structural changes in, improvements to, or interfere with the use or enjoyment of, the Mortgaged Property.

5.4                                 Payment of Impositions.  Borrower will duly pay and discharge, or cause to be paid and discharged, the Impositions not later than the earlier to occur of (i) the delinquency date thereof, (ii) the day any fine, penalty, interest, or cost may be added thereto or imposed, or (iii) the day any lien may be filed for the nonpayment thereof (if such day is used to determine the due date of the respective item), and Borrower shall deliver to Lender a written receipt evidencing the payment of the respective Imposition.

5.5                                 Repair.  Borrower will keep the Mortgaged Property in a commercially reasonable order and condition as on the date of this Agreement and placement in its market, and will make all repairs, replacements, renewals, additions, betterments, improvements, and alterations thereof and thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, which are necessary or reasonably appropriate to keep same in such order and condition.  Borrower will use commercially reasonable efforts to prevent any act, occurrence or neglect which might impair the value or usefulness of the Mortgaged Property for its intended usage as set forth in the Loan Documents.

5.6                                 Insurance.  Borrower shall, at Borrower’s expense, maintain in force and effect on the Mortgaged Property at all times while this Agreement continues in effect the following insurance:

(a)                                  “All-risk” coverage insurance against loss or damage to the Mortgaged Property from all-risk perils.  The amount of such insurance shall be not less than one hundred percent (100%) of the full replacement cost of the Improvements, furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Mortgaged Property and owned by Borrower from time to time, without reduction for depreciation.  The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing such coverage or, at Lender’s election, by reference to such indexes, appraisals or information as Lender determines in its reasonable discretion.  Full replacement cost, as used herein, means, with respect to the Improvements, the cost of replacing the Improvements without regard to deduction for depreciation, exclusive of the cost of excavations, foundations and footings below the lowest basement floor, and means, with respect to such furniture, furnishings, fixtures, equipment and other items, the cost of replacing the same.  Each policy or policies shall contain a replacement cost endorsement and either an agreed amount endorsement (to avoid the operation of any co-insurance provisions) or a waiver of any co-insurance provisions, all subject to Lender’s approval.

(b)                                 Commercial general liability insurance for personal injury, bodily injury, death and property damage liability in amounts not less than $1,000,000.00 per occurrence, $2,000,000.00 in aggregate (and after the commencement of construction of Improvements, excess umbrella coverage in amount not less than $5,000,000.00) or such lesser amount as Lender in Lender’s sole discretion may accept, for bodily injury, personal injury and property damage.  Lender hereby retains the right to periodically review the amount of said liability insurance being maintained by Borrower and to require an increase in the amount of said liability insurance should Lender deem an increase to be reasonably prudent under then existing circumstances.

(c)                                  Insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of the Improvements which policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown covered thereunder.

(d)                                 If the Land or any part thereof is identified by the Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to one hundred percent (100%) of the replacement cost of the Improvements or the maximum amount of flood insurance available, whichever is the lesser.

(e)                                  During the period of any construction on the Land or renovation or alteration of the Improvements, including Tenant Improvements, a so-called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any Improvements under construction, renovation or alteration in an amount approved by Lender and Worker’s Compensation Insurance covering all persons engaged in such construction, renovation or alteration.

(f)                                    During the term of a Lease, rental value or rental income insurance in amounts sufficient to compensate Borrower for all Rents and profits during a period of not less than one (1) year in which the Mortgaged Property may be damaged or destroyed.

(g)                                 Law and ordinance coverage in an amount reasonably satisfactory to Lender if the Mortgaged Property, or any part thereof, shall constitute a nonconforming use or structure under applicable zoning ordinances, sub-division and building codes or other laws, ordinances, orders and requirements.

(h)                                 Such other insurance on the Mortgaged Property or on any replacements or substitutions thereof or additions thereto as may from time to time be required by Lender against other insurable hazards or casualties which at the time are commonly insured against in the case of property similarly situated, due regard being given to the height and type of buildings, their construction, location, use and occupancy.

All such insurance shall (i) be with insurers authorized to do business in the state within which the Land is located and who have and maintain a rating of at least A- V or better from the Best rating service, (ii) contain the complete address of the Land (or a complete legal description), (iii) be for a term of at least one (1) year, (iv) contain deductibles no greater than $25,000.00 or as otherwise reasonably required by Lender, and (v) be subject to the approval of Lender as to insurance companies, amounts, content, forms of policies, method by which premiums are paid and expiration dates.

Borrower shall as of the date hereof deliver to Lender evidence that said insurance policies have been paid current as of the date hereof and certified copies of such insurance policies and original certificates of insurance signed by an authorized agent evidencing such insurance satisfactory to Lender.  Borrower shall renew all such insurance and deliver to Lender certificates evidencing such renewals at least thirty (30) days before any such insurance shall expire.  Without limiting the required endorsements to insurance policies, Borrower further agrees that all such policies shall provide that proceeds thereunder shall be payable to Lender, its successors and assigns, pursuant and subject to a mortgagee clause (without contribution) of standard form attached to, or otherwise made a part of, the applicable policy and that Lender, its successors and assigns, shall be named as an additional insured under all liability insurance policies.  Borrower further agrees that all such insurance policies:  (i) shall provide for at least thirty (30) days’ prior written notice to Lender prior to any cancellation or termination thereof and prior to any modification thereof which affects the interest of Lender; (ii) in the case of property insurance, shall contain an endorsement or agreement by the insurer that any loss shall be payable to Lender in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of such insurance; and (iii) shall either name Lender as an additional insured or waive all rights of subrogation against Lender.  The delivery to Lender of the insurance policies or the certificates of insurance as provided above shall constitute an assignment of all proceeds payable under such insurance policies by Borrower to Lender as further security for the indebtedness secured hereby.  In the event of foreclosure of the Lien Instrument, or other transfer of title to the Mortgaged Property in extinguishment in whole or in part of the secured indebtedness, all right, title and interest of Borrower in and to all proceeds payable under such policies then in force concerning the Mortgaged Property shall thereupon vest in the purchaser at such foreclosure, or in Lender or other transferee in the event of such other transfer of title.  Approval of any insurance by Lender shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance.  In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Lender the policies of insurance required by this Agreement or evidence of their renewal as required herein and failure to cure such failure within five (5) days after notice from Lender, Lender may, but shall not be obligated to, procure such insurance and Borrower shall pay all amounts advanced by Lender, together with interest thereon at the Default Rate from and after the date advanced by Lender until actually repaid by Borrower, promptly upon demand by Lender.  Any amounts so advanced by Lender, together with interest thereon, shall be secured by this Agreement, the Lien Instrument and by all of the other Loan Documents securing all or any part of the Indebtedness.  Lender shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though Lender has caused the insurance to be placed with the insurer after failure of Borrower to furnish such insurance.

5.7                                 Inspection.  Borrower will permit Lender, and their agents, representatives, and employees, to inspect the Mortgaged Property at all reasonable times and at reasonable intervals, with or without prior notice to Borrower.

5.8                                 Payment for Labor and Materials.  Except for a Contested Item, Borrower will promptly pay all bills for labor, materials, and specifically fabricated materials incurred in connection with the Mortgaged Property and never permit to exist in respect of the Mortgaged Property or any part thereof any lien or security interest, even though inferior to the liens and security interests hereof, for any such bill, and in any event never permit to be created or exist in respect of the Mortgaged Property, or any part thereof, any other or additional lien or security interest on a parity with, superior, or inferior to any of the liens or security interests hereof, except for the Permitted Exceptions.

5.9                                 Further Assurances and Corrections.  From time to time, at the request of Lender, Borrower will (i) promptly correct any defect, error, or omission which may be discovered in the contents of any of the Loan Documents or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver, record and/or file such further instruments and perform such further acts and provide such further assurances as may be necessary, desirable, or proper, in Lender’s reasonable judgment, to carry out more effectively the purposes of the Loan Documents; (iii) execute, acknowledge, deliver, procure, file, and/or record any document or instrument (including without limitation, any financing statement) reasonably deemed advisable by  Lender to protect the liens and the security interests herein granted against the rights or interests of third persons; and (iv) pay all costs connected with any of the foregoing.

5.10                           Statement of Unpaid Balance.  At any time and from time to time, Borrower will furnish promptly, upon the request of Lender, a written statement or affidavit, in form satisfactory to Lender, confirming the unpaid balance of the Indebtedness and that there are no offsets or defenses against full payment of the Indebtedness and the terms hereof, or if there are any such offsets or defenses, specifying them.

5.11                           Disclosures.  If at any time Borrower shall become aware of the existence or occurrence of any financial or economic conditions or natural disasters which would reasonably be expected to have a Material Adverse Effect, Borrower shall promptly notify Lender of the existence or occurrence thereof and of Borrower’s opinion as to what effects such may have on the Mortgaged Property or Borrower.  Borrower shall also give prompt notice to Lender of (i)  any litigation or dispute, threatened or pending against or affecting Borrower, the Mortgaged Property or any Guarantor which could have a Material Adverse Effect, (ii) any Event of Default, (iii) any default by Borrower or any acceleration of any indebtedness owed by Borrower under any Contract (if such default or acceleration could reasonably be expected to have a Material Adverse Effect), (iv) any default by Guarantor or any acceleration of any indebtedness owed by the Guarantor under any contract to which Guarantor is a party, and (v) any change in the character of Borrower’s business as it existed on the date hereof that could result in a Material Adverse Effect.

5.12                           Delivery of Contracts.  Borrower will deliver to Lender a copy of each Contract promptly after the execution of same by all parties thereto.  Within thirty (30) days after a request by Lender,  Borrower shall prepare and deliver to Lender a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist, and other information specified by  Lender with respect to each of such Contracts, together with a copy thereof (if so requested by Lender).

5.13                           No Changes.  Borrower will not materially amend, alter or change (by amendment or otherwise) any Approved Lease, except in the ordinary course of prudent office property management, unless previously approved in advance in writing by Lender.

5.14                           Defects and Variances.  Borrower will, upon demand of Lender and at Borrower’s sole expense, correct any structural defect in the Improvements.

5.15                           BROKERS.  EXCEPT FOR THOSE CLAIMS THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, OR BY PERSONS UNDER CONTRACT WITH LENDER, BORROWER WILL INDEMNIFY LENDER FROM CLAIMS OF BROKERS ARISING BY REASON OF THE EXECUTION HEREOF OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.16                           Compliance with Governmental Requirements.  Borrower will comply promptly, in all material respects, with all Governmental Requirements.

5.17                           Compliance with Restrictive Covenants.  Borrower will comply with all title requirements and restrictive covenants, if any, affecting the Mortgaged Property.

5.18                           Payment of Expenses.  Borrower will promptly reimburse Lender for all expenses of Lender, including reasonable attorneys’ fees incurred in connection with the preparation, execution, delivery, administration and performance of the Loan Documents.  Borrower shall pay or reimburse to Lender all costs and expenses relating to the Mortgaged Property, including (without limitation), title insurance and examination charges, survey costs, insurance premiums, filing and recording fees, and other expenses payable to third parties incurred by Lender in connection with the consummation of the transactions contemplated by this Agreement.

5.19                           Notices Received.  Borrower will promptly deliver to Lender a true and correct copy of all notices received by Borrower from any person or entity with respect to Borrower, Guarantor, the Mortgaged Property, or any or all of them, which in any material way relates to or affects the Loan or the Mortgaged Property, including without limitation, any Lease.

5.20                           Leases.  Borrower will deliver to Lender, upon request of Lender, executed counterparts of all Leases and rental agreements affecting the Mortgaged Property.

5.21                           Approval to Lease Required.  Borrower shall utilize the Approved Lease Form in leasing all or any part of the Mortgaged Property, or any part thereof for a rental space in excess of fifteen thousand (15,000) square feet.  In the event that Borrower elects to utilize a form of lease that is different from the Approved Lease Form, Borrower will obtain the prior written consent of Lender as to such new form of tenant lease to be utilized in leasing the Mortgaged Property, or any part thereof, prior to entering into, on such new form, any lease of all or any part of the Mortgaged Property.

5.22                           Statements and Reports.  Borrower agrees to maintain full and accurate books of account and other records reflecting the results of the operations of the Mortgaged Property and shall deliver to Lender, during the term of the Loan and until the Loan has been fully paid and satisfied, the following statements and reports:

(a)                                  Annual financial statements, balance sheets and income statements of Borrower and each Guarantor, within one hundred twenty (120) days after the end of each calendar year, prepared in accordance with generally accepted accounting principles, consistently applied, which are acceptable to Lender, and certified to by the chief financial officer of Borrower and each Guarantor, respectively;

(b)                                 Monthly operating statements and rent-roll with respect to the Mortgaged Property, within forty-five (45) days after the end of each calendar month, prepared in such form and detail as Lender may require and in accordance with generally accepted accounting principles consistently applied, which are acceptable to Lender, and certified to by the appropriate officer of Borrower;

(c)                                  Quarterly certificate evidencing among other things, the Debt Coverage Ratio, within forty-five (45) days after the end of each calendar quarter Calendar Period basis, prepared in the form and detail described herein, as Lender may reasonably require, and in accordance with generally accepted accounting principles, consistently applied, which are acceptable to Lender, and certified by the chief financial officer of Borrower;

(d)                                 Copies of all state (if applicable) and federal tax returns prepared with respect to Guarantor and Borrower within thirty (30) days of such returns being filed with the Internal Revenue Service or applicable state authority;

(e)                                  Copies of extension requests or similar documents with respect to federal or state (if applicable) income tax filings for Guarantor and Borrower within thirty (30) days of such documents being filed with the Internal Revenue Service or applicable state authority; and

(f)                                    Such reports and statements as Lender may reasonably require from time to time.

5.23                           ERISA.  Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Note, this Loan Agreement or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.  Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan Agreement, as requested by Lender in its sole discretion, that:  (a) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (b) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) one or more of the following circumstances is true: (1) Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e) or an investment company registered under the Investment Company Act of 1940.

5.24                           Indebtedness, Operations and Fundamental Changes of Borrower.  Borrower:  (a) will not enter into any contract or agreement with any member, manager, general partner, principal or affiliate of Borrower or any affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with third parties other than an affiliate; (b) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Indebtedness, and (ii) trade payables or accrued expenses incurred in the ordinary course of business of operating the Mortgaged Property; no debt whatsoever may be secured (senior, subordinate or pari passu) by the Mortgaged Property except the Indebtedness; (c) will not make any loans or advances to any third party (including any member, manager, general partner, principal or affiliate of Borrower, or any Guarantor); (d) will be solvent and pay its debts from its assets as the same shall become due; (e) will do all things necessary to preserve its existence and corporate and partnership formalities, and will not, nor will any general partner thereof, amend, modify or otherwise change its partnership certificate, partnership agreement, certificate, articles of incorporation or by-laws in a manner which adversely affects Borrower’s existence as a single-purpose, single-asset “bankruptcy remote” entity; (f) will conduct and operate its business as presently conducted and operated and not own or engage in any business other than the Land and Improvements; (g) will maintain books and records and bank accounts separate from those of its affiliates, including its general partners, principals and members; (h) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any general partner, principal, member or affiliate thereof); (i) unless it is a disregarded entity, will file its own tax returns and prepare its own financial statements; (j) will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (k) will not, nor will any member, manager, shareholder, partner, principal or affiliate, seek the dissolution or winding up, in whole or in part, of Borrower; (l) will not enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any entity; (m) will not commingle the funds and other assets of Borrower with those of any member, manager, general partner, principal or affiliate or any other person; (n) will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (o) will, and any general partner of Borrower will, continue to observe, in all respects material to its existence as a separate entity, all legal formalities; (p) will not hold itself out to be responsible for the debts and obligations of any other person; and (q) upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower, Borrower shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. 105 or any other Debtor Relief Law of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against any guarantor or indemnitor of the Indebtedness or the Obligations or any other party liable with respect thereto by virtue of any indemnity, guaranty or otherwise.

5.25                           USA Patriot Act.  Lender hereby notifies Borrower and Guarantor that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower and Guarantor and which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the Patriot Act.  Without the prior written consent of Lender, neither Borrower nor Guarantor will: (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or Guarantor or from otherwise conducting business with Borrower or Guarantor, or (2) fail to provide documentary and other evidence of Borrower’s or Guarantor’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s and Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

ARTICLE VI

ASSIGNMENTS, CASUALTY, CONDEMNATION AND RESERVES

6.1                                 Assignment of Contracts.  As additional security for the payment of the Loan, Borrower hereby transfers and assigns to Lender all of Borrower’s rights and interest, but not its obligations, in, under and to each Contract upon the following terms and conditions:

(a)           Borrower represents and warrants that the copy of each Contract Borrower has furnished or will furnish to Lender is or will be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrower’s interest therein is not subject to any encumbrance other than in favor of Lender.

(b)           Neither this assignment nor any action by Lender shall constitute an assumption by Lender of any obligations under any Contract, and Borrower shall continue to be liable for all obligations of Borrower thereunder, Borrower hereby agreeing to perform all of its material obligations under each Contract.  EXCEPT FOR THOSE LOSSES, COSTS, LIABILITIES OR EXPENSES THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, BORROWER AGREES TO INDEMNIFY AND HOLD LENDER HARMLESS AGAINST AND FROM ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING BUT NOT LIMITED TO ATTORNEYS’ FEES) RESULTING FROM ANY FAILURE OF BORROWER TO SO PERFORM.

(c)           During a continuing Event of Default, Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Lender may at any time determine to be necessary or advisable to cure any default under any Contract or to protect the rights of Borrower or Lender thereunder.  EXCEPT FOR THOSE ACTIONS THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, LENDER SHALL INCUR NO LIABILITY IF ANY ACTION SO TAKEN BY IT OR IN ITS BEHALF SHALL PROVE TO BE INADEQUATE OR INVALID, AND BORROWER AGREES TO INDEMNIFY AND HOLD LENDER HARMLESS AGAINST AND FROM ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEYS’ FEES) INCURRED IN CONNECTION WITH ANY SUCH ACTION.

(d)           Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s attorney-in-fact, in Borrower’s or Lender’s name, during a continuing Event of Default, to enforce all rights of Borrower under each Contract.  Such appointment is coupled with an interest and is therefore irrevocable.

(e)           In the absence of a continuing Event of Default, and notice from Lender to Borrower directing Borrower that Lender is exercising its rights under this Section 6.1 Borrower shall have the right to exercise its rights as owner under each Contract, provided that, except in the ordinary course of prudent office property management, Borrower shall not cancel or materially amend in any material respect any Contract or do or suffer to be done any act which would impair, to any material extent, the security constituted by this assignment without the prior written consent of Lender.

(f)            This assignment shall inure to the benefit of Lender and its successors and assigns, any purchaser upon foreclosure of the Lien Instrument, any receiver in possession of the Mortgaged Property and any corporation affiliated with Lender which assumes Lender’s rights and obligations under this Agreement.

6.2                                 Assignment of Proceeds.  Borrower hereby further transfers and assigns to Lender and acknowledges that Lender shall be entitled to receive (i) any and all sums which may be awarded and become payable to Borrower for condemnation of all or any portion of the Mortgaged Property, or (ii) the proceeds of any and all insurance upon the Mortgaged Property (other than the proceeds of general public liability insurance).

(a)           Borrower shall, upon request of Lender, make, execute, acknowledge and deliver any and all additional assignments and documents as may be necessary from time to time to enable Lender to collect and receipt for any of such insurance or condemnation proceeds.

(b)           Lender shall not be, under any circumstances, liable or responsible for failure to collect, or exercise diligence in the collection of, any of such sums.

(c)           Except as otherwise provided in Sections 6.3 and 6.4 hereof, any sums so received by Lender pursuant to this Section 6.2 may otherwise, in Lender’s sole discretion, be provided back to Borrower for restoration of the Mortgaged Property, in the amounts, manner, method and pursuant to such requirements in documents as Lender may require, or shall be applied to the liquidation of the Indebtedness in accordance with the provisions of the Lien Instrument.

6.3                                 Limited Right to Use Casualty Insurance Proceeds.  Borrower will give Lender prompt notice of any damage to or destruction of the Mortgaged Property, and:

(a)           In case of loss covered by policies of insurance, Lender (or, after foreclosure, the purchaser at the foreclosure sale) is hereby authorized to settle and adjust any claim under such policies without the consent of Borrower, provided Lender shall allow Borrower one hundred fifty (150) days from the date of the loss to settle and adjust with the insurance company or companies on the amount to be paid upon the loss with Lender’s approval; provided, that Borrower may adjust losses aggregating not in excess of $250,000.00 if such adjustment is carried out in a competent and timely manner, and provided that in any case Lender shall and is hereby authorized to collect and receipt for any such insurance proceeds; and the expenses incurred by Lender in the adjustment and collection of insurance proceeds shall be so much additional indebtedness hereby secured and shall be reimbursed to Lender upon demand.

(b)           In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an “Insured Casualty”) which is a Restoration Casualty (hereinafter defined), then, the proceeds of insurance shall be applied to the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to such Restoration Casualty, as provided for below; and Borrower hereby covenants and agrees to commence and diligently prosecute such restoring, repairing, replacing or rebuilding; provided, that Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance to be held in a money market account at Lender and from which Lender shall approve draw requests) of such restoring, repairing, replacing or rebuilding in excess of the net proceeds of insurance made available pursuant to the terms hereof.  As used herein, the term “Restoration Casualty” shall mean an Insured Casualty which (i) occurs prior to that date that is six (6) months prior to the Maturity Date, (ii) occurs when no Event of Default has occurred and is then continuing, (iii) Lender is not prohibited from permitting restoration pursuant to a Regulatory Authority, and (iv) in the reasonable judgment of Lender, (1)  the Mortgaged Property will be forecasted to maintain a Debt Coverage Ratio greater than or equal to 1.15 to 1.00 during the period of restoration and (3) the Mortgaged Property can be restored within twelve (12) months to an economic unit not less valuable than the same was prior to the Insured Casualty and adequately securing the outstanding balance of the Loan.

(c)           Except as provided above, the proceeds of insurance consequent upon any Insured Casualty (or condemnation proceeds as set forth in Section 6.4 below, or other funds paid within one hundred twenty (120) days from the occurrence of an Insured Casualty or condemnation) shall be applied to the payment of the Indebtedness hereby secured without a prepayment penalty or premium.

(d)           In the event that proceeds of insurance, if any, shall be made available to Borrower for the restoring, repairing, replacing or rebuilding of the Mortgaged Property, Borrower hereby covenants to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, or as close thereto as practicable, all to be effected in accordance with applicable law and plans and specifications approved in advance by Lender, such approval not to be unreasonably withheld.

In the event Borrower is entitled to reimbursement or funding out of insurance proceeds held by Lender, such proceeds shall be disbursed from time to time upon Lender being furnished with (1) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding, (2) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding, and (3) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve, such approval not to be unreasonably withheld; and Lender may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Lender prior to commencement of work, such approval not to be unreasonably withheld.  No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than proceeds of insurance shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien.  Any surplus which may remain out of insurance proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall be paid to Borrower or as Borrower may direct.

6.4                                 Limited Right to Use Condemnation Proceeds.  Borrower will give Lender prompt notice of any instituted or threatened (in writing) condemnation proceeding affecting a part of the Mortgaged Property and if there shall occur any condemnation of a part of the Mortgaged Property, and if (i) in the reasonable judgment of Lender the Mortgaged Property can be restored, within a reasonable time and in any event prior to six (6) months prior to Maturity Date to an economic unit not less valuable than the same was prior to such condemnation and adequately securing the Indebtedness, and (ii) Lender receives assurances satisfactory to Lender that tenancies or other sources of revenue from the Mortgaged Property will continue in full force and effect after restoration subject only to rent abatement during the period when any leased premises are untenantable, then, if and so long as there is no Event of Default, Lender will make available to Borrower for such restoration, proceeds of condemnation, if any, collected by Lender because of the act or occurrence and not restricted by any adverse claim thereto.  If Lender holds all such funds in an account for such purposes, they shall be held in a money market account from which Lender shall approve draw requests.

6.5                                 Reserve for Impositions and Insurance Premiums.  Upon the occurrence and during the continuance of an Event of Default, Borrower shall create a fund or reserve (the “Impositions Reserve”) for the payment of all insurance premiums and Impositions against or affecting the Mortgaged Property by paying to Lender, on the first day of each calendar month prior to the maturity of the Note, as may be extended, a sum equal to the premiums that will next become due and payable on the insurance policies covering Borrower, the Mortgaged Property or any part thereof or such other insurance policies required hereby or by the Loan Documents, plus Impositions next due on the Mortgaged Property or any part thereof as estimated by Lender, less all sums paid previously to Lender therefor, divided by the number of months to elapse before one month prior to the date when each of such premiums and Impositions will become delinquent.  Such sums deposited and held in an Impositions Reserve account with the Lender shall accrue interest at Lender’s money market rate for the purposes of paying such premiums and Impositions.  Notwithstanding the foregoing, excluded from such payment to Lender shall be the then-current charges for water, gas, sewer, electricity, and other utilities.  Any excess reserve shall, at the discretion of Lender upon notice to Borrower, be credited by Lender on subsequent reserve payments or subsequent payments to be made on the Note by the maker thereof, and any deficiency shall be paid by Borrower to Lender on or before three (3) business days from the date when Lender demands such payment to be made, but in no event after the date when such premiums and Impositions shall become delinquent.  In the event there exists a deficiency in such fund or reserve at any time when Impositions or insurance premiums are due and payable, Lender may, but shall not be obligated to, advance the amount of such deficiency on behalf of Borrower and such amounts so advanced shall become a part of the Indebtedness, shall be immediately due and payable, and shall bear interest at the Default Rate from the date of such advance through and including the date of repayment.  Unless otherwise agreed at the time of such transfer, transfer of legal title to the Mortgaged Property shall automatically transfer to the holder of legal title to the Mortgaged Property the interest of Borrower in all sums deposited with Lender under the provisions hereof or otherwise.

6.6                                 Security Interest in Reserves.

(a)           As additional security for the payment and performance by Borrower of all duties, responsibilities and obligations under the Note and the other Loan Documents, Borrower hereby unconditionally and irrevocably assigns, conveys, pledges, mortgages, transfers, delivers, deposits, sets over and confirms unto Lender, and hereby grants to Lender a security interest in all sums on deposit under this Agreement, the Lien Instrument and the other Loan Documents (collectively, the “Reserves”) including, without limitation, (i) the Impositions Reserve, (ii) the Tenant Improvements/Leasing Commissions amounts; (iii) the accounts into which the Reserves have been deposited, (iv) all insurance on said accounts, (v) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (vi) all sums now or hereafter therein or represented thereby, (vii) all replacements, substitutions or proceeds thereof, (viii) all instruments and documents now or hereafter evidencing the Reserves or such accounts, (ix) all powers, options, rights, privileges and immunities pertaining to the Reserves (including the right to make withdrawals therefrom), and (x) all proceeds of the foregoing.  Borrower hereby authorizes and consents to the account into which the Reserves have been deposited being held in Lender’s name or the name of any entity servicing the Note for Lender and hereby acknowledges and agrees that Lender, or at Lender’s election, such servicing agent, shall have exclusive control over said account.  Notice of the assignment and security interest granted to Lender herein may be delivered by Lender at any time to the financial institution wherein the Reserves have been established, and Lender, or such servicing entity, shall have possession of all passbooks or other evidences of such accounts.  Borrower hereby holds Lender harmless with respect to all risk of loss regarding amounts on deposit in the Reserves, except to the extent that any such loss is caused by the gross negligence or intentional misconduct of Lender.  Borrower hereby knowingly, voluntarily and intentionally stipulates, acknowledges and agrees that the advancement of the funds from the Reserves as set forth herein is at Borrower’s direction and is not the exercise by Lender of any right of set-off or other remedy upon a default.  If a default shall occur hereunder or under any other of the Loan Documents which is not cured within any applicable grace or cure period, then Lender may, without notice or demand on Borrower, at its option:  (A) withdraw any or all of the funds (including, without limitation, interest) then remaining in the Reserves and apply the same, after deducting all costs and expenses of safekeeping, collection and delivery (including, but not limited to, attorneys’ fees, costs and expenses) to the indebtedness evidenced by the Note or any other obligations of Borrower under the other Loan Documents in such manner as Lender shall deem appropriate in its sole discretion, and the excess, if any, shall be paid to Borrower, provided that Lender shall not apply any such sums to the payment of principal unless it has accelerated the Loan, (B) exercise any and all rights and remedies of a secured party under the Code, or (C) exercise any other remedies available at law or in equity.  No such use or application of the funds contained in the Reserves shall be deemed to cure any default hereunder or under the other Loan Documents.

(b)           The Reserves are solely for the protection of Lender and entail no responsibility on Lender’s part beyond the payment of the respective costs and expenses in accordance with the terms thereof and beyond the allowing of due credit for the sums actually received.  Upon assignment of this Loan Agreement by Lender, any funds in the Reserves shall be turned over to the assignee and any responsibility of Lender, as assignor, with respect thereto shall terminate.  Upon full payment of the indebtedness secured hereby in accordance with its terms (or if earlier, the completion of the applicable conditions to release of each Reserve to Lender’s reasonable satisfaction) or at such earlier time as Lender may elect, the balance in the Reserves then in Lender’s possession shall be paid over to Borrower.

(c)           Any amounts received by Lender from Borrower may be invested by Lender (or its servicer) for its benefit, and Lender shall not be obligated to pay, or credit, any interest earned thereon to Borrower except as may be otherwise specifically provided in this Agreement.

6.7                                 Account Relationship.  Borrower agrees, at all times while the Loan continues in effect, to maintain the Special Account in a depository relationship with Lender, as Borrower’s bank account and depository for the Borrower and the Mortgaged Property.

ARTICLE VII

EVENTS OF DEFAULT

7.1                                 Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

(a)           If Borrower shall fail, refuse, or neglect to pay, in full, any installment or portion of the Indebtedness as and when the same shall become due and payable, whether at the due date thereof stipulated in the Loan Documents, upon acceleration or otherwise.

(b)           If Borrower shall fail, refuse or neglect to comply with, perform and discharge fully and timely any of the Obligations as and when called for; provided, however, that a failure by Borrower to timely satisfy an Obligation shall not constitute an “Event of Default” hereunder or under any of the Loan Documents, if (i) such failure does not constitute an Event of Default pursuant to any other subsection of this Section 7.1 other than this subsection (b), and (ii) such failure is fully cured by Borrower on or before the expiration of the Cure Period (hereinafter defined).  As used in this subsection 7.1(b), the term “Cure Period” means a thirty (30) day period commencing upon Lender’s written notice to Borrower of Borrower’s failure to satisfy the subject Obligation; provided, however, if (1) the subject failure is, by its nature, not readily susceptible to cure within thirty (30) days, and (2) Borrower commences such cure process within the initial 30-day period and diligently pursues same to completion with ninety (90) days of the initial failure by Borrower to satisfy the subject Obligation, then such failure shall not constitute an “Event of Default”.

(c)           If any representation, warranty, or statement made by Borrower, Guarantor, or any affiliate of Borrower or Guarantor, under, or pursuant to the Loan Documents or any affidavit or other instrument executed or delivered with respect to the Loan Documents or the Indebtedness is determined by Lender to be false or misleading in any material respect as of the date hereof or thereof, and such representation, warranty, or statement is not corrected by Borrower, Guarantor or others within ten (10) days of receipt of notice from Lender of the discovery of such materially misleading representation, warranty or statement.

(d)           If Borrower shall default or commit an event of default under and pursuant to any other mortgage or security agreement (which is not a Loan Document) which covers or affects any part of the Mortgaged Property that is continuing beyond any applicable notice and grace period;

(e)           If Borrower (i) shall execute an assignment for the benefit of creditors or an admission in writing by Borrower of Borrower’s inability to pay, or Borrower’s failure to pay, debts generally as the debts become due; or (ii) shall allow the levy against the Mortgaged Property or any part thereof, of any execution, attachment, sequestration or other writ which is not vacated within sixty (60) days after the levy; or (iii) shall allow the appointment of a receiver, trustee or custodian of Borrower or of the Mortgaged Property or any part thereof, which receiver, trustee or custodian is not discharged within sixty (60) days after the appointment; or (iv) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks of the benefit or benefits of any Debtor Relief Law, or takes any action in furtherance thereof; or (v) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending any of the rights or powers of Lender or the trustee under the Lien Instrument granted in the Note, herein or in any Loan Document; or (vi) allows the filing of a petition, case, proceeding or other action against Borrower as a debtor under any Debtor Relief Law or seeks appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Mortgaged Property, or any part thereof, or of any significant portion of Borrower’s other property and (a) Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof, or (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Borrower, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of filing.

(f)            If Borrower, any Constituent Party, or any Guarantor, shall die, dissolve, terminate or liquidate, or become permanently disabled.

(g)           If Borrower creates, places, or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any Subordinate Mortgage, regardless of whether such Subordinate Mortgage is expressly subordinate to the liens or security interests of the Loan Documents, with respect to the Mortgaged Property, other than the Permitted Exceptions and any Contested Item.

(h)           If Borrower makes a Disposition (other than a Permitted Disposition), without the prior written consent of Lender.

(i)            If Borrower abandons all or any material portion of the Mortgaged Property.

(j)            The occurrence of any event referred to in Sections 7.1(e) and (f) hereof with respect to any Guarantor, (as if such Guarantor was the “Borrower” in such Sections).

(k)           An Event of Default as defined in any of the Loan Documents.

(l)            If, except with respect to any Contested Item, any levy, attachment or garnishment is issued, or if any lien for the performance of work or the supply of materials is filed, against any part of the Mortgaged Property and remains unsatisfied or unbonded following the earlier of (i) thirty (30) days after the date of filing thereof or (ii) the requesting by Borrower of an Advance.

(m)          If Borrower should fail to timely pay all or any portion of the Commitment Fee at the time such amounts are owing pursuant to this Agreement.

(n)           If Borrower shall fail to pay when due any principal of or interest on any debt or the maturity of any such debt shall have been accelerated, or any such debt shall have been required to be prepaid prior to the stated maturity thereof.

(o)           If Borrower refuses or neglects to provide Lender the Compliance Certificate in accordance with the terms and conditions of this Agreement.

7.2                                 Remedies.  Lender shall have the right, upon the happening and during the continuance of an Event of Default, in addition to any rights or remedies available to it under all other Loan Documents, to enter into possession of the Mortgaged Property.  All amounts so expended by Lender shall be deemed to have been disbursed to Borrower as Loan proceeds and secured by the Lien Instrument.  For this purpose, Borrower hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution to manage the Improvements in the name of Borrower, and hereby empowers Lender, acting as Borrower’s attorney-in-fact, as follows:  to use any funds of Borrower, including any balance which may be held in escrow, any Borrower’s Deposit and any funds which may remain unadvanced hereunder; to continue all or any existing Contracts; to employ such contractors, subcontractors, agents, design professionals and inspectors as shall be required; to pay, settle or compromise all existing bills and claims which are or may be liens against the Mortgaged Property, or may be necessary or desirable for the clearing of title; to execute all the applications and certificates in the name of Borrower which may be required by any Contract; and to do any and every act with respect to the Improvements which Borrower could do in Borrower’s own behalf.  Lender, acting as Borrower’s attorney-in-fact, shall also have power to prosecute and defend all actions or proceedings in connection with the Mortgaged Property and to take such action and require such performance as is deemed necessary.

ARTICLE VIII

LENDER’S DISCLAIMERS - BORROWER’S INDEMNITIES

8.1                                 No Obligation by Lender to Operate.  Any term or condition of any of the Loan Documents to the contrary notwithstanding, Lender shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of Borrower or Guarantor.  Any term or condition of the Loan Documents which permits Lender to disburse funds, whether from the proceeds of the Loan, Borrower’s Deposit or otherwise, or to take or refrain from taking any action with respect to Borrower, Guarantor, the Mortgaged Property or any other collateral for repayment of the Loan, shall be deemed to be solely to permit Lender to audit and review the management, operation and conduct of the business and affairs of Borrower and Guarantor, and to maintain and preserve the security given by Borrower to Lender for the Loan, and may not be relied upon by any other person.  Further, Lender shall not have, has not assumed and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of Borrower or Guarantor and no term or condition of the Loan Documents, shall be construed otherwise.  Borrower hereby expressly acknowledges that no term or condition of the Loan Documents shall be construed so as to deem the relationship between Borrower, Guarantor and Lender to be other than that of borrower, guarantor and lender, and Borrower shall at all times represent that the relationship between Borrower, Guarantor and Lender is solely that of borrower, guarantor and lender.  EXCEPT FOR THOSE COSTS, EXPENSES OR LIABILITIES THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER, BORROWER HEREBY INDEMNIFIES AND AGREES TO HOLD LENDER HARMLESS FROM AND AGAINST ANY COST, EXPENSE OR LIABILITY INCURRED OR SUFFERED BY LENDER AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY OBLIGATION OR RESPONSIBILITY OF LENDER FOR THE MANAGEMENT, OPERATION AND CONDUCT OF THE BUSINESS AND AFFAIRS OF BORROWER OR GUARANTOR, OR AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY LIABILITY OR RESPONSIBILITY OF LENDER FOR THE PAYMENT OR PERFORMANCE OF ANY INDEBTEDNESS OR OBLIGATION OF BORROWER OR GUARANTOR.

8.2                                 INDEMNITY BY BORROWER.  EXCEPT FOR THOSE LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS OR EXPENSES, THAT ARE CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF LENDER OR ANY OTHER INDEMNIFIED PERSON, BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES ARISE FROM OR RELATE TO ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR

OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING.  WITHOUT INTENDING TO LIMIT THE REMEDIES AVAILABLE TO LENDER WITH RESPECT TO THE ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS AS STATED HEREIN OR AS STATED IN ANY LOAN DOCUMENT, IN THE EVENT ANY CLAIM OR DEMAND IS MADE OR ANY OTHER FACT COMES TO THE ATTENTION OF LENDER IN CONNECTION WITH, RELATING OR PERTAINING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHICH LENDER REASONABLY BELIEVES MIGHT INVOLVE OR LEAD TO SOME LIABILITY OF LENDER, BORROWER SHALL, PROMPTLY UPON RECEIPT OF WRITTEN NOTIFICATION OF ANY SUCH CLAIM OR DEMAND, ASSUME IN FULL THE PERSONAL RESPONSIBILITY FOR AND THE DEFENSE OF ANY SUCH CLAIM OR DEMAND AND PAY IN CONNECTION THEREWITH ANY LOSS, DAMAGE, DEFICIENCY, LIABILITY OR OBLIGATION, INCLUDING, WITHOUT LIMITATION, LEGAL FEES AND COURT COSTS INCURRED IN CONNECTION THEREWITH.  IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER SHALL ASSUME IN FULL THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND SHALL PROMPTLY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT (SUBJECT TO ANY RIGHTS OF APPEAL) RENDERED THEREIN.  LENDER MAY, IN ITS SOLE DISCRETION, IN GOOD FAITH, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING; AND BORROWER SHALL PROMPTLY REPAY TO LENDER, IN CASH AND NOT WITH PROCEEDS OF THE LOAN, THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE DEFAULT RATE APPLICABLE UNDER THE NOTE.  LENDER SHALL HAVE THE RIGHT TO JOIN BORROWER AS A PARTY DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER IN RESPECT OF WHICH LENDER IS ENTITLED TO THE BENEFIT OF THIS SECTION 8.2, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER A PARTY DEFENDANT TO ANY SUCH ACTION.

8.3                                 No Agency.  Nothing herein shall be construed as making or constituting Lender as the agent of Borrower in making payments pursuant to any Contracts entered into by Borrower.  The purpose of all requirements of Lender hereunder is solely to allow Lender to check and require documentation sufficient to protect Lender and the Loan contemplated hereby.

ARTICLE IX

MISCELLANEOUS

9.1                                 Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Guarantor, and Lender, and their respective heirs, legal representatives, successors and assigns; provided, however, that Borrower may not assign any rights or obligations under this Agreement without the prior written consent of Lender.

9.2                                 Headings.  The Article, Section, and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define or be used in construing the text of such Articles, Sections or Subsections.

9.3           Survival.  This Loan Agreement and each and all of the Obligations shall survive the execution and delivery of the Loan Documents and the consummation of the Loan and shall continue in full force and effect until the Indebtedness shall have been paid in full in accordance with the terms of the Loan Documents and Borrower shall well and truly have performed each and every of the Obligations; provided, however, that nothing contained in this Section shall limit the obligations of Borrower or Guarantor as otherwise set forth herein.

9.4           APPLICABLE LAW.  THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS FROM TIME TO TIME IN EFFECT EXCEPT TO THE EXTENT PREEMPTED BY UNITED STATES FEDERAL LAW.

9.5           Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; or (iii) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee.  Notice so mailed shall be effective three (3) days after its deposit with the United States Postal Service or any successor thereto; notice sent by a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee.  For purposes of notice, the addresses of the parties shall be as set forth in this Agreement; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth herein. For purposes of such notices, the addresses of the parties shall be as follows:

Lender:	Mutual of Omaha Bank
4455 LBJ Freeway, Suite 907
Dallas, Texas 75244
Attention: Chris Martineau

And to:	Mutual of Omaha Bank
3333 Farnam Street
Omaha, Nebraska 68131
Attention: Tod R. Ellis

Borrower:	Behringer Harvard 1875 Lawrence, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: Gerald J. Reihsen, III

9.6           Reliance by Lender.  Lender is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this

Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect notwithstanding.

9.7           Participations.  Lender shall have the right at any time and from time to time to grant participations in the Loan and Loan Documents, provided such participants are acceptable to Lender.  Each participant shall be entitled to receive all information received by Lender regarding the creditworthiness of Borrower, any of its principals and the Guarantor, including (without limitation) information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the participant is subject to the circular or not).  In the event that Lender shall request any modification to the Loan Documents, Borrower agrees to make reasonable modifications to the Loan Documents, provided that Lender advises Borrower in writing that the modifications are necessary to effectuate an assignment of or participation in the Loan, and provided that such modifications do not increase Borrower’s obligations to any material extent or change any of its monetary obligations in respect of the Loan.  Such modifications may include, if required by Lender, matters relating to approvals to be granted by Lender under the terms of this Agreement.  In the event that no Event of Default is then existing and except as otherwise required by any Regulatory Authority, Lender will use its best efforts to remain as the lead or agent bank in regard to the Loan and Loan Documents.

9.8           Controlling Agreement.  It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Agreement.

9.9           Controlling Document.  In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control.

9.10         Construction of Agreement.  All pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require.  All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term, whether such is singular or plural in nature, as the context may suggest or require.

9.11         Counterpart Execution.  To facilitate execution, this Agreement may be executed in one or more counterparts as may be convenient or required, with all such counterparts collectively constituting a single instrument.

9.12         Relationship of Borrower and Lender.  The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

9.13         NOTICE OF INDEMNIFICATION.  BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS.

9.14         ENTIRE AGREEMENT.  THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  THIS INSTRUMENT MAY BE AMENDED ONLY BY AN INSTRUMENT IN WRITING EXECUTED BY THE PARTIES HERETO.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

LENDER:

MUTUAL OF OMAHA BANK, a federally chartered
savings bank

By:	/s/ Chris Martineau
Name:	Chris Martineau
Title:	SVP

Signature Page

BORROWER:

BEHRINGER HARVARD 1875 LAWRENCE,
LLC, a Delaware limited liability company

By:	/s/ Robert S. Aisner
Robert S. Aisner, President and Chief
Executive Officer

Signature Page